                                                                Exhibit 99.1

[GARDNER DENVER LOGO]

============================================================================
                                PRESS RELEASE
============================================================================

FOR IMMEDIATE RELEASE
---------------------

November 13, 2003                            Contact: Helen W. Cornell
                                             Vice President, Strategic Planning
                                             and Operations Support
                                             (217) 228-8209


         GARDNER DENVER, INC. ANNOUNCES CASH OFFER FOR SYLTONE PLC:
               ACQUISITION WOULD BROADEN PRODUCT OFFERING AND
                  STRENGTHEN EUROPEAN DISTRIBUTION CHANNELS

QUINCY, IL, (November 13, 2003) - Gardner Denver, Inc. (NYSE:GDI) announced that it has reached agreement with the Board of Syltone plc to recommend an offer to acquire the outstanding share capital of Syltone, a publicly traded company listed on the London Stock Exchange. The offer for each Syltone share will be 185 pence in cash or approximately 47.2 million pounds sterling (approximately $79.1 million) in aggregate for the outstanding shares. As of September 30, 2003, Syltone reported debt of 10.5 million pounds (approximately $17.5 million), net of cash. The offer will be funded from Gardner Denver's existing cash resources and committed credit facilities.

In accordance with standard practice in the United Kingdom (UK), the offer will become unconditional upon acceptance by the holders of not less than 90% of the Syltone shares (although Gardner Denver could reduce this requirement to not less than 50% of the Syltone shares) and satisfaction of certain other conditions. Gardner Denver has received undertakings (certain of which are revocable in specified circumstances) from the directors of Syltone and other shareholders to accept the offer. These undertakings cover approximately 41% of Syltone's issued share capital. In addition, Gardner Denver has received a non-binding letter of intent to accept the offer from another shareholder with respect to approximately 9% of the issued share capital of Syltone.

Information About Syltone
-------------------------

Syltone is headquartered in Bradford, UK and reported sales of 78.8 million pounds (approximately $121.7 million) and profit before tax of 4.8 million pounds (approximately $7.4 million) for the year ended March 31, 2003. These results compare to sales of 75.5 million pounds (approximately $108.1 million) and profit before tax of 3.5 million pouunds (approximately $5.0 million) for the year ended March 31, 2002. For the six-month period ended September 30, 2003, Syltone reported sales of 42.7 million pounds (approximately $68.9 million), 15% higher than sales of 37.1 million pounds (approximately $55.8 million) for the comparable six months of the previous year. Syltone reported profit before tax of 1.3 million pounds (approximately $2.1 million) for the six months ended September 30, 2003, 59% higher than 0.8 million pounds (approximately $1.2 million) for the comparable period of the previous year. These financial results are reported in accordance with accounting principles generally accepted in the UK.

Syltone's principal activity is the design, manufacture, sale and service of specialty equipment for the international transportation industry. Syltone's product portfolio includes compressors, blowers, and other products that are complementary to Gardner Denver's product line. The UK and North America are Syltone's largest markets, representing approximately 27% and 20% of sales, respectively, for the year ended March 31, 2003. Syltone's other key served markets are France, Germany and other European countries.

Syltone's activities are structured into the Transportation Division and the Fluid Transfer Division. The Transportation Division is focused on the design and manufacture of equipment for handling bulk product on commercial vehicles in either dry or liquid form, the provision of on-board power, the design and manufacture of access platforms and power take-offs, axles and gearboxes for demanding commercial and military applications. The Fluid Transfer Division designs and manufactures equipment for loading and offloading liquids from ships, railcars and road vehicles as well as dry-break couplings.

CEO's Comments Regarding Offer
------------------------------

"We are delighted to reach agreement with the Board of Syltone to create what we believe will be a leading global provider of solutions for customers in the transportation and bulk product handling industries. Syltone's strong brand name recognition and product breadth enhances our ability to serve these industries around the world. This acquisition reflects Gardner Denver's continued emphasis to grow internationally through the addition of complementary new products and channels," stated Ross J. Centanni, Chairman, President, and CEO of Gardner Denver, Inc.

"The acquisition of Syltone will enhance Gardner Denver's position as a leading global supplier of compressors, blowers and pumps for industrial and petroleum applications. It improves Gardner Denver's access to bulk transportation customers in Europe and provides a strong platform for further expansion in the region. The addition of Syltone's product range will allow Gardner Denver to better serve the needs of customers in certain segments of the bulk transportation industry, particularly in the transportation of liquid bulk material. The high standard of quality and reputation of Syltone's products, installation and aftermarket capabilities is expected to further improve Gardner Denver's stature as a provider of loading/unloading solutions for the bulk transportation industry and strengthen its distribution and service networks. The complementary nature of both companies' businesses is also expected to allow Gardner Denver to better leverage manufacturing, marketing, purchasing, and aftermarket resources."

If the conditions to the offer are met, the transaction is expected to close in early 2004 and be accretive to Gardner Denver's diluted earnings per share for the year. This statement should not be taken to mean that Syltone's earnings per share for 2004 and subsequent periods will be higher than that of prior periods. Additionally, there are certain adjustments required under accounting principles generally accepted in the US, such as adjusting inventory and other assets and liabilities to fair value, that are expected to result in incremental earnings associated with this acquisition to be less in the first year following its closure than in subsequent periods.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995. As a general matter, forward-looking statements are those focused upon anticipated events or trends and expectations and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to Gardner Denver's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements. The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to maintain and to enter into key purchasing, supply and outsourcing relationships; (2) the ability to effectively manage the transition of iron casting supply to alternate sources and the skill, commitment and availability of such alternate sources; (3) the ability to identify, negotiate and complete future acquisitions; (4) the ability to effectively integrate acquisitions and realize the related financial benefits in a timely manner; (5) the successful implementation of other strategic initiatives, including, without limitation, restructuring plans, inventory reduction programs and other cost reduction efforts; (6) the domestic and/or worldwide level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products; (7) changes in domestic and/or worldwide industrial production and industrial capacity utilization rates, which affect demand for the Company's compressed air products; (8) pricing of Gardner Denver products; (9) the degree to which the Company is able to penetrate niche and international markets; (10) the ability to attract and retain quality management personnel; (11) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other post-employment obligation and expense calculations; (12) the continued ability to effectively manage and defend litigation matters pending, or asserted in the future, against the Company; (13) the development and acceptance of the Company's new product offerings; and (14) the continued successful implementation and utilization of the Company's electronic services. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, even though its situation and circumstances may change in the future.

Gardner Denver, with 2002 revenues of $418 million, is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website
(www.gardnerdenver.com).

                                     ###